EXHIBIT 99.1

Investor Relations Contact:

Maria Quillard

Xilinx, Inc.

(408) 879-4988

ir@xilinx.com

XILINX TO OFFER $900 MILLION JUNIOR SUBORDINATED

CONVERTIBLE DEBENTURES

SAN JOSE, CA, FEBRUARY 26, 2007 — Xilinx, Inc. (Nasdaq: XLNX) today announced that it proposes to offer $900 million of convertible junior subordinated debentures, subject to market conditions and other factors. The debentures would be due in 2037 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The conversion rate and other terms will be determined by negotiations between the Company and the initial purchaser of the debentures. Xilinx has also granted to the initial purchaser of the debentures the right to purchase up to an additional $100 million principal amount of debentures solely to cover overallotments.

Xilinx intends to use the majority of the net proceeds of this offering to repurchase its common stock through an accelerated share repurchase program and/or from institutional investors in negotiated transactions concurrent with this offering. The repurchases of shares of common stock by the Company are conditioned upon the closing of the offering of the debentures. The other party to the accelerated share repurchase program may buy or sell Xilinx common stock in the secondary market to hedge its position. Xilinx also intends to continue to purchase shares under its existing share repurchase program.

Xilinx intends to use the remainder of the net proceeds for general corporate purposes. If the initial purchaser exercises its overallotment option, Xilinx may use a portion of the net proceeds from the sale of additional debentures to repurchase additional shares of its common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by such statements. Such risk and uncertainties include, but are not limited to whether or not Xilinx will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of the proceeds of the offering.